Exhibit 10.36

2007 Cash Incentive Plan

Purpose:

The terms of the 2007 Cash Incentive Plan (the “Plan”) have been established to reward the Company’s executives and other employees for assisting the Company in achieving its operational goals through exemplary performance. Under the Plan, cash bonuses, if any, will be based on both the achievement of specified individual and corporate goals as well as a review of personal performance, which is determined at the discretion of the Compensation Committee of the Board of Directors (the “Compensation Committee”) and/or the Board of Directors (the “Board”).

Determination of 2007 Cash Bonuses:

The pool for potential cash bonuses under the Plan may range from 0% to a maximum of 60% of the recipients 2007 base salary. The target bonuses for participants in the Plan will be based the achievement of a combination of objective Company performance goals, appropriately tailored for Plan participants. The objective Company performance goals for each participant will be based on meeting certain goals with respect to the Company’s financial performance, clinical development of product candidates and building the pipeline of potential product candidates, as well as other Company performance goals to be determined by the Compensation Committee. The Board and Compensation Committee reserve the right to modify these goals and criteria at any time or to grant bonuses to the participants even if the performance goals are not met.